UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 20, 2023
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Cimpress plc
(Exact Name of Registrant as Specified in Its Charter)
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Ireland	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building D,	Xerox Technology Park
A91 H9N9
Dundalk, Co. Louth
Ireland
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: +353 42 938 8500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)
__________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Ordinary Shares, nominal value per share of €0.01	CMPR	NASDAQ	Global Select Market

Item 2.05.    Costs Associated with Exit or Disposal Activities.

On March 20, 2023, the Board of Directors of Cimpress plc approved a plan to reduce costs and implement organizational changes to support expanded profitability, reduced leverage, and increased speed, focus, and accountability. These plans include a net reduction of approximately 500 team members focused on the Vista business and Cimpress central teams. The majority of these role reductions were communicated on March 21, 2023, with the remainder expected to be completed by June 30, 2023. Certain of the planned actions are subject to mandatory consultations with employees, works councils and governmental authorities. Cimpress is also implementing significant non-compensation related cost reductions. In total, Cimpress expects these plans to generate about $100 million in annualized pre-tax cost savings.

Cimpress estimates it will incur an aggregate pre-tax restructuring charge of approximately $25 million to $27 million, which includes $22 million to $24 million of severance-related expense and approximately $3 million of other restructuring charges. Of the total estimated restructuring charge, Cimpress expects approximately $23 million to $26 million of cash expenditures, which will be primarily paid in the third and fourth quarters of fiscal year 2023. The actual timing and costs of the plan may differ from our current expectations and estimates.

These cost reductions support Cimpress' ability to improve profitability and cash flow in line with the fiscal year 2024 expectation introduced in our second quarter fiscal year 2023 earnings document published January 25, 2023. Cimpress is hosting a mid-year update video webcast for investors on March 24, 2023 at 8:00 am EDT, during which we expect to provide additional detail on these cost reductions and our plan to reach that fiscal year 2024 expectation. The live webcast can be accessed at ir.cimpress.com and a replay will be available at the same site following the event.

This report contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including the expected impacts of our cost reduction plans, including the anticipated cost savings, and our estimated restructuring costs and the timing of these costs. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by the forward-looking statements in this document as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts and estimates are based, our inability to fully implement our planned cost reductions, and the failure of the cost reductions to have the effects we anticipate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 23, 2023	Cimpress plc

By:	/s/ Sean E. Quinn
Sean E. Quinn
Executive Vice President and Chief Financial Officer